RIVERNORTH FUNDS
MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

(As Adopted November 15, 2010, Amended May13, 2012, August 15, 2012 and June [ ], 2014)

This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act") by RiverNorth Funds (the "Trust") on behalf of those series listed on Schedule A attached hereto (collectively the "Funds" and individually a "Fund"). A majority of the Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act ("Independent Trustees"), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan and any amendments thereto.

1.
GENERAL DESCRIPTION OF CLASSES. The RiverNorth Core Opportunity Fund may offer two classes of shares: Class R and Class I. The RiverNorth/DoubleLine Strategic Income Fund may offer two classes of shares: Class R and Class I. The RiverNorth Equity Opportunity Fund may offer two classes of shares: Class R and Class I. The RiverNorth Managed Volatility Fund may offer two classes of shares: Class R and Class I (although just one class, the Class R shares are being offered as of the date of this Amendment). The RiverNorth/Oaktree High Income Fund may offer two classes of shares: Class R and Class I. Each class of shares of a Fund shall represent interests in the same portfolio of investments of that Fund and shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that:

a.	Each class shall have a different designation.

b.	Each class shall bear any Class Expenses, as designated in Section 4 below.

c.	Each class shall pay the distribution, account maintenance and shareholders servicing fees and expenses as provided for in the Trust's Rule 12b-1 Plan, if applicable.

d.
Each class will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

e.
Each class shall have such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus(es) and statement(s) of additional information of the Funds, as the same may be amended or supplemented from time to time.

2.	SALES CHARGE STRUCTURE.

a.	Shares of the Funds are offered at net asset value, without an initial sales charge or contingent deferred sales charge ("CDSC").

3.	DISTRIBUTION AND SERVICE FEES. The Trust has adopted a Rule 12b-1 Plan pursuant to Rule 12b-1 under the 1940 Act, containing the following terms:

a.
Class R shares of the RiverNorth/DoubleLine Strategic Income Fund, the RiverNorth Equity Opportunity Fund, the RiverNorth/Oaktree High Income Fund, the RiverNorth Core Opportunity Fund and the RiverNorth Managed Volatility Fund are subject to a maximum annual distribution fee of 0.25% of the average daily net assets of the shares of each Fund, all or a portion of which may be a "service fee", as that term is defined in rules and policy statements of the Financial Industry Regulatory Authority ("FINRA").

b.
Class I shares of the RiverNorth/DoubleLine Strategic Income Fund, the RiverNorth Core Opportunity Fund, the RiverNorth Equity Opportunity Fund, the RiverNorth Managed Volatility Fund and the RiverNorth/Oaktree High Income Fund are not subject to distribution or service fees.

4.	EXPENSE ALLOCATIONS TO EACH CLASS.

a.
In addition to the service and distribution fees described above, certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include;

(i)	expenses incurred in connection with a meeting of shareholders;

(ii)	extraordinary non-recurring expenses, including litigation and other legal expenses relating to a specific class;

(iii)	printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

(iv)	expenses of administrative personnel and services required to support the shareholders of a specific class;

(v)	transfer agent fees and shareholder servicing expenses; and

(vi)	such other expenses incurred by or attributable to a specific class.

b.
All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

c.
Expenses may be waived or reimbursed by a Fund's investment adviser, administrator, distributor or any other provider of services to the Fund or the Trust without the prior approval of the Board of Trustees.

d.	Investment advisory fees, custodial fees and other expenses related to the management of a Fund's assets shall not be allocated on a class-specific basis.

5.
INCOME ALLOCATIONS TO EACH CLASS. Gross income, realized and unrealized capital gains and losses shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

6.	CLASS DESIGNATION. Subject to the approval by the Trustees of the Trust, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

7.
ADDITIONAL INFORMATION. This plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus for each class contains additional information about the class and the Fund's multiple class structure.

8.
PERIODIC REVIEW. The Board of Trustees shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

10.
EFFECTIVE DATE. This Plan was initially effective on November 15, 2010, and amended as to the RiverNorth Equity Opportunity Fund on May 13, 2012, and amended as to the RiverNorth Managed Volatility Fund and the RiverNorth/Oaktree High Income Fund on August 15, 2012, and amended as to the RiverNorth Core Opportunity Fund on June [ ], 2014, provided that this Plan shall not become effective with respect to a Fund or a class of shares of a Fund unless first approved by a majority of the Trustees, including a majority of the Independent Trustees. This Plan may be terminated or amended at any time with respect to a Fund or a class of shares thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).

11.
AMENDMENT AND TERMINATION. This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, has found that the proposed amendments, including any proposed change to the expense allocation, is in the best interest of each class and Fund and the Trust as a whole. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment. This Plan may be terminated at any time with respect to the Trust or any Fund or class thereof by a majority of the Trustees, including a majority of the Independent Trustees.

SCHEDULE A

TO THE

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

As Adopted November 15, 2010
Amended on May 13, 2012
Amended August 15, 2012
Amended June [ ], 2014

Name of Fund	Classes
RiverNorth Core Opportunity Fund	Class R Shares Class I Shares
RiverNorth/DoubleLine Strategic Income Fund	Class R Shares Class I Shares
RiverNorth Equity Opportunity Fund	Class R Shares Class I Shares
RiverNorth Managed Volatility Fund	Class R Shares Class I Shares
RiverNorth/Oaktree High Income Fund	Class R Shares Class I Shares